Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TFF PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2023, AT 2:39 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINETEENTH DAY OF DECEMBER, A.D. 2023 AT 12:01 O’CLOCK A.M.

6725367 8100	Authentication: 204843973
SR# 20234256926	Date: 12-18-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:39PM 12/18/2023
FILED 02:39 PM 12/18/2023
SR 20234256926 - File Number 6725367

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TFF PHARMACEUTICALS, INC.

TFF Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That the certificate of incorporation of the Corporation is hereby amended by inserting the following at the end of Article FOURTH thereof:

“Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment inserting this paragraph in the Certificate of Incorporation, each two (2) to thirty (30) that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (l) share of Common Stock, with the exact ratio to be determined by the Board prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Split”). The Reverse Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (an “Old Certificate”) is surrendered to the Corporation. No fractional shares of Common Stock will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation.”

2. That this amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. That, on December 8, 2023, the Board of Directors of the Corporation determined that each twenty-five (25) shares of the Corporation’s common stock (the “Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation publicly announced this ratio on December 15, 2023.

4. That this Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on December 19, 2023.

IN WITNESS WHEREOF, TFF Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its authorized officer, as of December 18, 2023.

TFF PHARMACEUTICALS, INC.

By:	/s/ Kirk Coleman
Kirk Coleman
Secretary and Chief Financial Officer